ENERGY CONVERSION DEVICES, INC.

Form of Restricted Stock Unit Award Agreement
under the Energy Conversion Devices, Inc.
2006 Stock Incentive Plan

Participant:
Grant Date:	, 2008
Number of Restricted Stock Units:

This Restricted Stock Unit Award Agreement (“Agreement”), dated as of the Grant Date, is entered into by and between Energy Conversion Devices, Inc., a Delaware corporation (the “Company”), and the Participant under the Company’s 2006 Stock Incentive Plan (the “Plan”). Certain variable terms are set forth in Exhibit A, which is part of this Agreement. The words “you,” “your,” and similar terms refer to the Participant to whom this Award is granted.

1.         Definitions and the Plan.   All capitalized terms that are not otherwise defined in this Agreement have the meanings set forth in the Plan, the text of which is incorporated into this Agreement by reference. In case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

2.         Number of Shares.

(a)    This Agreement entitles you to the number of Restricted Stock Units set forth above. Each Restricted Stock Unit will have a nominal value equal to the Fair Market Value of one Share.

(b)    The number of Restricted Stock Units shall be adjusted to reflect certain events affecting the Company’s capitalization in accordance with Section 5.7 of the Plan.

3.         Vesting and Lapse of the Restriction Period.

(a)    The Restricted Stock Units (i.e., your rights to receive Shares or cash) in this Award are subject to forfeiture until they vest. Exhibit A indicates whether the Restricted Stock Units vest (i) in accordance with the Vesting Schedule set forth in Exhibit A and/or (ii) upon achievement of the Performance Measure(s) set forth in Exhibit A. Exhibit A also indicates whether any Restricted Stock Units will vest upon a Change of Control prior to your termination of employment.

Energy Conversion Devices, Inc.

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4.         Payment. When any Restricted Stock Units vest, the Shares or cash represented by the vested Restricted Stock Units shall be delivered to you as soon as practicable after the applicable vesting criteria are satisfied (as certified by the Committee in writing, with respect to Performance Measures). Subject to the Restrictions on Delivery and Resale set forth below, unless you have elected to defer payment pursuant to Exhibit B of this Agreement, Shares or cash shall be delivered no later than March 15th of the 1st calendar year after which the Restriction Period ends.

5.         Rights of the Participant as Shareholder.

(a)    This Agreement does not give you any rights of a stockholder. However, if these Restricted Stock Units are settled in Shares, you will gain stockholder rights when Shares are transferred to you.

(b)    You are eligible to receive payments equivalent to dividends or other distributions with respect to Restricted Stock Units underlying Shares only if so indicated in Exhibit A of this Agreement. As indicated in Exhibit A, any such payments shall be either (i) subject to forfeiture until the applicable Restricted Stock Units vest, or (ii) distributed as soon as practicable after the dividend or distribution date. All payments of dividends, payment equivalent to dividends, and other distributions shall be made no later than March 15th of the 1st calendar year after which the payments cease to be subject to a substantial risk of forfeiture.

6.         Forfeiture Upon Termination of Employment. Except for a Qualifying Termination under the terms of the Company’s Executive Severance Plan in which case vesting will be accelerated, if you cease to be an employee before some or all of your Restricted Stock Units vest, the unvested Restricted Stock Units shall be forfeited and your rights with respect to the unvested Restricted Stock Units shall immediately terminate without any payment to you.

7.         Withholding.

(a)    The Company may be required to withhold income and employment taxes when it pays cash or delivers Shares following a Restriction Period. To the extent that the Restricted Stock Units are settled in Shares, the Company may not issue Shares until it determines that such withholding obligation has been satisfied. In the discretion of the Committee or its designee, the Company may:

•	Take deductions from amounts paid to you in cash (whether under the Plan or otherwise);
•	Retain Shares otherwise to be issued to you (whether under this Award or otherwise), or
•	Permit you to tender Shares.

Alternatively, you may be required to pay the Company an amount sufficient to satisfy the withholding obligation.

Energy Conversion Devices, Inc.

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(b)    You remain responsible at all times for paying any federal, state, and local income and employment taxes with respect to this Award. The Company is not responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to you (or your Beneficiary) pursuant to this Agreement, whether as a result of failing to make timely payments of tax or otherwise.

8.         Nontransferability.

(a)    Unless the Committee or its designee determines otherwise, you may not transfer the Restricted Stock Units awarded under this Agreement.

(b)    Unless otherwise required by law, your rights and interests under this Award may not be subject to lien, obligation, or liability.

9.        Additional Restrictions on Delivery and Resale.

(a)    Following lapse of a Restriction Period, Shares shall not be delivered (if this Award is to be settled in Shares) and you may not sell any Shares awarded under this Agreement at a time when lifting the restrictions or sale of the Shares would be prohibited under any applicable federal, state, local, or exchange laws, rules, or regulations (“Applicable Law”).

(b)    Payment shall not be made until (i) all conditions of this Award have been met to the satisfaction of the Committee, (ii) all other legal matters in connection with lifting the restrictions and/or delivery of the Shares have been satisfied, and (iii) you have executed and delivered all representations and agreements as are necessary and appropriate to satisfy the requirements of any Applicable Law.

(c)     Unless you have elected to defer payment pursuant to Exhibit B of this Agreement, no payment shall be made later than the last day on which payment must be paid in order for the payment to constitute a “short-term deferral” under section 409A of the Internal Revenue Code and the regulations thereunder.

10.       Recoupment. The Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require, and the Participant shall pay, reimbursement to the Company of the gain realized on the Award where all of the following factors, as determined by the Board (and whose determination shall be conclusive), are present: (a) the gain realized on the Award was attributable, at least in part, to the achievement of certain financial results that were subsequently the subject of a restatement, (b) the Participant engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) the Participant would have received less or no gain with respect to the Award based upon the restated financial results. In each such instance, the Participant shall pay to the Company the entire gain realized by the Participant on the Award, plus a reasonable rate of interest. For purposes of this Section, a Participant’s gain realized on the Award is (x) if settled in

Energy Conversion Devices, Inc.

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cash, the amount of cash received by or due to the Participant, and (y) if settled in Shares, the Fair Market Value (determined without regard to the restatement) of the Shares on the Vesting Date.

11.         Notices.

(a)    Any notice from you to the Company must be in writing and shall be deemed effective when it is received by the Company at the Company’s principal office.

(b)    Any notice from the Company to you must be in writing and shall be deemed effective when it is personally delivered to you or whenit is deposited in the U.S. Mail, with postage and fees prepaid.

12.       Not an Employment Contract. This Agreement is not an employment agreement and does not give you any right to continued employment (or other service relationship) with the Company or any Affiliate. Unless provided otherwise in a written agreement between you and the Company or an Affiliate, your employment (or other service relationship) is “at will” and may be terminated at any time and for any reason.

13.       Governing Law. This Agreement shall be governed by and interpreted in accordance with Delaware law, without regard to any principles of Delaware law that might direct resolution to the laws of a different jurisdiction.

14.       Severability. If any provision in this Agreement is determined to be unenforceable or invalid, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.

15.       Waiver. The waiver by you or the Company or an Affiliate of any provision of this Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Agreement at any subsequent time or for any other purpose.

16.       Interpretation and Construction. This Agreement shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.

17.       Headings. The headings in this Agreement are provided solely as a convenience to facilitate reference. The headings shall not be relevant for purposes of construing or interpreting any part of this Agreement.

Energy Conversion Devices, Inc.

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18.       Entire Understanding. This Agreement and the Plan constitute the entire understanding between you and the Company and its Affiliates regarding this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded.

ENERGY CONVERSION DEVICES, INC.
By:
Title:

I have read this Agreement and the Plan, and I understand and agree to their terms and conditions.

Participant’s Signature
Participant’s Name (please print)

Energy Conversion Devices, Inc.

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EXHIBIT A

TERMS AND CONDITIONS

Restricted Stock Unit Award Agreement

under the Energy Conversion Devices, Inc.

2006 Stock Incentive Plan

Pursuant to the Agreement above, Energy Conversion Devices, Inc., a Delaware corporation (the “Company”), grants to you Restricted Stock Units with respect to shares of its common stock (the “Shares”). The terms and conditions of the Award are set forth in this Exhibit A, and in the Energy Conversion Devices, Inc. 2006 Stock Incentive Plan, as amended from time to time (the “Plan”).

Form of Payment

For each vested Restricted Stock Unit, the Participant shall receive:

        Cash equal to the Fair Market Value of one Share (determined as of the date that the Restricted Stock Unit becomes vested).

        One Share.

Restriction Period

The Restricted Stock Units (i.e., your rights to receive Shares or cash) are subject to forfeiture unless you are continuously employed by the Company until expiration of the Restriction Period upon satisfaction of the Vesting Conditions below.

Vesting Conditions (Check applicable box(es))

        _______ Restricted Stock Units shall vest upon achievement of the Performance Measures listed below.

        _______ Restricted Stock Units shall vest according to the Vesting Schedule below.

        _______ Restricted Stock Units shall vest according to the Vesting Schedule below, contingent upon achievement of the Performance Measures listed below.

Performance Measures

Energy Conversion Devices, Inc.

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EXHIBIT A (Continued)

Vesting Schedule	Date	Percent Vested	Date	Percent Vested	Date	Percent Vested
	________	_____%	________	_____%	________	_____%
	________	_____%	________	_____%	________	_____%
Change in Control

Upon a Change in Control that occurs before your termination of employment with the Company, any unvested portion of this Award will, at the discretion of the Committee in accordance with the Plan, (a) vest, (b) be cancelled in exchange for cash payment based on the Fair Market Value of the Company’s common stock on the date of the Change in Control, or (c) be substituted for restricted stock units based on the class of shares into which each outstanding Common Share shall be converted pursuant to such Change in Control, if any, provided that the number of new restricted stock units shall be calculated to preserve the economic value of the Award, as determined in the sole discretion of the Committee.

Dividends (Check applicable box(es))

The Participant is  is not  eligible to receive payments equivalent to dividends or other distributions with respect to the Shares underlying Restricted Stock Units. Such payments (if the Participant is eligible to receive them) shall:

        be subject to forfeiture until the vesting date of the Restricted Stock Units with respect to which the payments are made, at which point such payments or distributions shall be made in the same form and amount as previously paid to shareholders.

        be paid as soon as practicable after the dividend or distribution date, provided that the Award remains outstanding and the Participant remains employed by the Company until the payment is made.

My initials at the end of this Exhibit A indicate that I understand and agree to the terms and conditions set forth in this Exhibit A, the Agreement, and the Plan.

Initials:
Date:

Energy Conversion Devices, Inc.

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EXHIBIT B

DEFERRAL ELECTION FORM

Restricted Stock Unit Award Agreement

under the Energy Conversion Devices, Inc.

2006 Stock Incentive Plan

You have the opportunity to make a one-time election to defer payment of all or a portion of the restricted stock units (“RSUs”) granted to you on the date below. If you wish to make this election, please complete this Form and return a signed copy to ______________ no later than 60 days after the date on which the RSUs were granted to you. If you do not return this form by that deadline, payment of your RSUs will not be deferred.

Participant:
Grant Date of RSUs:

If you elect to defer payment of RSUs, the amounts that otherwise would have been paid on the payment date referenced in paragraph 4 of the Restricted Stock Unit Award Agreement evidencing your RSU award will instead be credited to a hypothetical account, net of mandatory taxes, and paid in either cash or Company stock at the time you specify below. (If paid in cash, the RSUs will be valued upon your payment date instead of your vesting date.) You will not have any rights (including voting rights) as a shareholder with respect to the RSUs until they are actually paid to you.

Deferral Election

        I hereby elect to defer receipt of all (100%) of my RSU grant pursuant to the terms of this deferral election form.

        I hereby elect to defer receipt of _____% of my RSU grant pursuant to the terms of this deferral election form. (If my election would otherwise result in a payment of partial shares, the number of RSUs deferred shall be rounded up.)

My election to defer (if any), will be effective only to the extent that it complies with section 3.01 of IRS Notice 2007-86, which permits a payment election to be made in 2008 provided that no amount otherwise paid in 2008 will be paid in a later year and no amount otherwise paid in a later year will be paid in 2008.

Energy Conversion Devices, Inc.

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EXHIBIT B (Continued)

Payment Date

I hereby irrevocably elect to defer payment of the portion of my RSU grant designated above until (select only one of the following):

        ___/___ (specify month/year)

        _______ month(s) following the month of my separation from service (as defined in section 409A of the Internal Revenue Code (“§ 409A”))

        _______ calendar year(s) following the calendar year of my separation from service (as defined in § 409A)

In addition, payment shall be made, if earlier:

        _______ months following the month in which a “change in control” (as defined in § 409A) occurs.

        _______ years following the year in which a “change in control” (as defined in § 409A) occurs

(If no election made, a deferred payment shall not be accelerated upon a change in control.)

Notwithstanding my payment election, if I die before I have received my full payment, payment of the remaining portion of my RSUs under this deferral arrangement shall be made to my beneficiary (as determined under the Plan) in the month following my death. In addition, if I am a “specified employee” (as defined in § 409A) on the date of my separation from service, any payment triggered by my separation from service that would otherwise be due within the first six months following my separation from service will instead be paid in the seventh month following my separation from service (or, if earlier, in the month following my death).

Payment Form

I hereby elect to have my RSU grant paid in the following terms:

        A single lump-sum payment

        _______ approximately equal monthly installment payments

        _______ approximately equal annual installment payments

Please note that if installments are elected, each payment will be calculated on the payment date by dividing the account balance by the number of remaining installments.

Energy Conversion Devices, Inc.

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EXHIBIT B (Continued)

Terms and Conditions

1.        General Asset Obligation. The obligation to pay the amounts deferred is an unfunded and unsecured obligation of Energy Conversion Devices, Inc. (the “Company”). I shall have no legal or equitable rights, interest, or claims in any property or assets of the Company with respect to amounts deferred under this agreement.

2.        Withholding. The Company shall have the right to deduct from all payments under this deferral arrangement any federal, state, or local income or employment tax required by law to be withheld. Although this arrangement is intended to allow me to defer federal income tax, the amounts that I elect to defer generally will be subject to federal employment tax as I earn them.

3.        Nonassignable. My rights and interest under this deferral arrangement may not be assigned, pledged, or transferred, other than to a designated beneficiary or my estate upon death, or to a person named in a domestic relations order.

4.        Section 409A. This form shall be interpreted to ensure that my deferral election and the payments made pursuant to the election comply with § 409A; provided, however, that nothing in this form or otherwise shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with § 409A) from me to the Company or to any other individual or entity.

By executing this Deferral Election Form, I hereby acknowledge my understanding of, and agreement with, its terms.

Participant Signature	Date
Received by Energy Conversion Devices, Inc.	Date
Name:
Title: